UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2006

@Road, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-31511	94-3209170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47071 Bayside Parkway, Fremont, CA 94538
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code 510-668-1638

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01.  Other Events.

On December 14, 2006, @Road, Inc. (the “Company”) received a letter from a holder of the Company’s preferred stock (the “Redeeming Holder”) notifying the Company of the Redeeming Holder’s election to redeem shares of the Company’s preferred stock.  Under the terms of the Certificate of Designations, Rights and Preferences of Series A-1 and Series A-2 Redeemable Preferred Stock and Series B-1 and Series B-2 Redeemable Preferred Stock of @Road, Inc., the holders of the Company’s Series A-1 and B-1 preferred stock may elect to redeem all or a portion of those shares at any time on or after February 18, 2006, and the holders of the Company’s Series A-2 and B-2 preferred stock may elect to redeem all or a portion of those shares on or after February 18, 2007.

As of the date hereof, 23,171 shares of Series A-1 preferred stock and 4,687 shares of Series B-1 preferred stock held by the Redeeming Holder are eligible for redemption.  Each share of Series A-1 preferred stock is redeemable for an amount equal to $100, plus all declared or accumulated but unpaid dividends. Each share of Series B-1 preferred stock is redeemable for an amount equal to $831, plus  all declared or accumulated but unpaid dividends.

The redemption of the Redeeming Holder’s shares of Series A-1 and Series B-1 preferred stock is expected to take place early in January 2007.  The total amount payable by the Company upon redemption of these shares will be approximately $6.6 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

@Road, Inc.
(Registrant)

Date: December 18, 2006	By:	/s/ Michael Martini
Michael Martini
Chief Financial Officer